EXHIBIT 4.4



                   Uniroyal Chemical Corporation
                 (f/k/a UCC Investors Holding, Inc.)

                           as Issuer

                   Uniroyal Chemical Company, Inc.

                     as successor to the Issuer

                              and

              State Street Bank and Trust Company

                          as Trustee

                  First Supplemental Indenture

                  Dated as of December 9, 1998

                         $300,000,000

                 10 1/2% Senior Notes due 2002



     First supplemental indenture, dated as of December 9, 1998 (the "First Supplement"), among Uniroyal Chemical Corporation (f/k/a UCC Investors Holding, Inc.), a corporation organized under the laws of the State of Delaware (the "Company"), Uniroyal Chemical Company, Inc., a corporation organized under the laws of the State of New Jersey ("UCCI"), and State Street Bank and Trust Company, a Massachusetts banking corporation, as Trustee (the "Trustee").

     Whereas, the Company and the Trustee have entered into an Indenture, dated as of February 8, 1993 (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), providing for the issuance of 10 1/2% Senior Notes due 2002 (the "Securities"), in the aggregate principal amount of $300,000,000;

     Whereas, the Company and UCCI have entered into an Agreement and Plan of Merger, dated as of December 4, 1998 (the "Merger
Agreement"), pursuant to which the Company will merge with and into UCCI (the "Merger");

     Whereas, Section 4.01 of the Indenture permits the Company to merge with another corporation provided certain terms and conditions are satisfied;

     Whereas, Section 8.01 of the Indenture authorizes the Company and the Trustee to enter into a supplemental indenture without consent of any Securityholders, to, among other things, comply with Article IV of the Indenture as well as to make any change that does not adversely affect the rights of any Securityholder;

     Whereas, the Company has furnished the Trustee with an Officers' Certificate and, as to legal issues, an Opinion of Counsel, stating that the Merger and this First Supplement comply with Article IV of the Indenture and that all conditions precedent in the Indenture provided for relating to the Merger have been complied with; and

     Whereas, pursuant to Section 8.06 of the Indenture, in signing this First Supplement the Trustee shall be fully protected in relying upon an Officers' Certificate and an Opinion of Counsel stating that this First Settlement is authorized or permitted by the Indenture;

     Now, Therefore, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Securities.

     SECTION 1.  Definitions.

          (a) Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

          (b) the following term shall have the indicated meaning when used in this First Supplement:

          "Effective Time" has the meaning ascribed to it in the Merger Agreement.

      SECTION 2.  Assumption of Obligations.

          (a) UCCI hereby assumes, from and after the Effective
Time, all the respective obligations of the Company under the Securities and the Indenture.

          (b) The resolutions adopted by the Board of Directors of UCCI in connection with this First Supplement and the assumption of obligations provided for herein are attached as Annex A hereto.

      SECTION 3.  Successor.

           All references to "UCC Investors Holdings, Inc." or to "Uniroyal Chemical Corporation" contained in the Indenture (including any exhibit, annex or attachment thereto but excluding the signature page) and relating to any time period subsequent to the Effective Time, are hereby amended to be references to Uniroyal Chemical Company, Inc., and all references to the defined term "Company" contained in Indenture (including any exhibit, annex or attachment thereto) shall be references to Uniroyal Chemical Company, Inc.

      SECTION 4.  Notification.

          The third full paragraph of Section 10.10 of the Indenture is hereby deleted in its entirety and the following new paragraph is hereby substituted therefore:

               The Company's address is:

               Uniroyal Chemical Company, Inc.
               Benson Road
               Middlebury, Connecticut 06749

     SECTION 5.  Ratification: Construction.

          As amended by this First Supplement, the Indenture is in all respects ratified and confirmed, and, as so supplemented by this First Supplement, shall be read, taken and construed as one and the same instrument.

     SECTION 6.  Notices.

          Any notice or communication pursuant to this First
Supplement shall be given as provided in Section 10.02 of the Indenture.

     SECTION 7.  Governing Law.

          This First Supplement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

     SECTION 8.  Heading: Miscellaneous.

          The headings of this First Supplement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 9.  Counterparts.

          This First Supplement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

     SECTION 10.  Effectiveness.

          This First Supplement shall become a legally effective and binding instrument upon the later of (i) execution and delivery hereof by all parties hereto and (ii) the Effective
Time.


     In Witness Whereof, the parties hereto have caused this First Supplement to be duly executed and attested, all as of the day and year first above written.

                                  UNIROYAL CHEMICAL COMPANY, INC.

                                  By:    /s/John R. Jepson
                                      Name: John Jepson
                                      Title: Treasurer

Attest:

/s/   Barry J. Shainman
Name: Barry J. Shainman
Title: Secretary


                                  UNIROYAL CHEMICAL COMPANY, INC.

                                  By:    /s/John R. Jepson
                                      Name: John Jepson
                                      Title: Treasurer

Attest:

   /s/Barry J. Shainman
Name: Barry J. Shainman
Title: Secretary

                                   STATE STREET BANK AND
                                   TRUST COMPANY, as Trustee

                                   By:    /s/James E. Mogavero
                                       Name: James E. Mogavero
                                       Title: Vice President

Attest:

    /s/Todd R. DiNezza
Name:  Todd R. DiNezza
Title: Assistant Secretary